Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Renasant Corporation of our reports dated March 1, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appear in the Annual Report on Form 10-K of Renasant Corporation for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 9, 2006.

HORNE LLP

Jackson, Mississippi

May 18, 2006